Exhibit 10.1

May 8, 2007

VIA HAND DELIVERY

Timothy K. Montgomery
Ditech Networks, Inc.
825 East Middlefield Road
Mountain View, CA  94043

Re:                     Transition and Retirement Agreement

Dear Tim:

This letter sets forth the terms of the transition and retirement agreement (the “Agreement”) between you and Ditech Networks, Inc.(the “Company”).

1.                                      Retirement Date.  Effective as of the date that the Company’s Board of Directors (the “Board”) appoints a new Chief Executive Officer and President (the “Retirement Date”), you hereby resign your employment and positions as Chairman of the Board, Chief Executive Officer and President of the Company and, unless otherwise provided herein, you also hereby resign from any other office, title or position you may hold with the Company or its subsidiaries, and the Company hereby accepts such resignations.  The Retirement Date will be your last day of employment with the Company.  Of course, the Company can accelerate the Retirement Date in the event that you materially breach this Agreement, the Proprietary Information Agreement (defined in Section 8), or any written Company policy.  Between now and the Retirement Date, you will be employed with the Company for a transition period (the “Transition Period”) which will be subject to the following terms and conditions:

(a)                                  Transition Duties; Vacation Schedule.  You shall continue to be employed by the Company in the positions of Chief Executive Officer and President, subject to all of the standard policies and procedures of the Company.  You shall continue to report to the Board and will:  (i) discharge and perform any and all duties requested of you by the Board; (ii) take all steps satisfactory to the Board to ensure the orderly transition of all matters that you have handled during the course of your employment with the Company; and (iii) provide transition briefing information to the Board as it may request.  In addition, you shall remain Chairman of the Board until the earlier of (x) your resignation as Chairman of the Board, and (y) such time as the Board shall, in its sole discretion, remove you as Chairman of the Board.  As discussed, you are approved to take a two (2) week paid vacation this summer , and you have the option to take up to two (2) weeks of unpaid vacation during the month of August.

Ditech Networks	+1 650 623 1300 phone	www.ditechnetworks.com
825 East Middlefield Road	+1 650 564 9599 fax
Mountain View, CA 94043-4025 USA

(b)                                  Salary Continuation and General Employee Benefits.  During the Transition Period, you will continue to receive your current base salary of $31,250 per month, paid in the Company’s ordinary payroll cycle and subject to standard deduction and withholdings.  You will also continue to be eligible for the Company’s standard employment benefits pursuant to the terms, conditions and limitations of the benefit plans.

(c)                                  Vesting of Option Grants.  To the extent consistent with the terms of the option grants provided to you in connection with your employment (the “Option Grants”) and the Company’s applicable equity incentive plan(s) (the “Equity Plans”), your Option Grants will continue to vest during the Transition Period, and thereafter if you shall continue to perform “Continuous Service” or continue to have “Continuous Status” as those terms are defined in the applicable Equity Plans, in accordance with terms of the operative agreements and the Equity Plans.  You and the Company agree that, effective as of the later of your Retirement Date and the date that you shall cease to be a member of the Board (or such later date, if any, that you cease to be a consultant to the Company, the status of which would qualify you to maintain the status of “Continuous Service” or “Continuous Status,” as applicable, under the Equity Plans, pursuant to a written consulting agreement entered into with the Company on or prior to the later of the Retirement Date and the date that you cease to be a member of the Board), your service to the Company (for the purposes of the Option Awards and the Equity Plans) will cease, and no additional shares subject to the Option Grants will vest except to the extent set forth in Section 4(c).

2.                                      Accrued Salary and Paid Time Off.  On the Retirement Date, the Company will pay you all accrued salary, and all accrued and unused paid time off earned through the Retirement Date, subject to standard payroll deductions and withholdings.  You are entitled to these payments by law.

3.                                      Board Position.  You agree to immediately tender your resignation as a Director on the Board, if such resignation is requested by a majority of the Board on or after the Retirement Date.

4.                                      Severance Benefits.  You acknowledge that, due to the circumstances of your departure from the Company, that you are not eligible for any severance benefits under the terms of your letter employment agreement with the Company, dated September 15, 1998 (together with all attachments thereto, including the Side Letter of equal date, the “Employment Agreement”).  Nonetheless, if you enter into this Agreement, comply with your obligations hereunder (including, but not limited to, resigning from the Board if requested by a majority of the Board on or after the Retirement Date as provided in Section 3 hereof), and, on or timely after the Retirement Date, you sign, date, return to the Company and allow to become effective the Retirement Date Release attached hereto as Exhibit A, the Company hereby agrees to provide you the following as your sole severance benefits (the “Severance Benefits”):

(a)                                  Severance Payments.  The Company will provide severance pay in the form of continuation of your base salary in effect as of the Retirement Date, for twelve (12) months (the “Severance Payments”).  The Severance Payments will be subject to required deductions and withholdings, and will be paid on the Company’s normal payroll schedule, beginning with the first regular payroll date following the Effective Date of the Retirement Date

Release (as defined on Exhibit A hereto).  The Severance Payments will not include any amount for bonus or incentive compensation.

(b)                                  Health Insurance Coverage.  To the extent provided by the federal COBRA law or, if applicable, state insurance laws (“COBRA”), and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense following the Retirement Date.  Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish.  On or after the Retirement Date, you will be provided with a separate notice describing your rights and obligations under the applicable state and/or federal insurance laws.  If you timely elect such continued health insurance coverage, the Company, as part of this Agreement and as an additional severance benefit, will reimburse your documented health insurance premiums sufficient to continue your group health insurance coverage at the same level in effect as of the Retirement Date (including dependent coverage, if any), to the extent such coverage remains available, for twelve (12) months after the Retirement Date or through the date that you become eligible for group health insurance benefits through a new employer, whichever is earlier.  You must provide prompt written notice to the Chairman of the Compensation Committee if you become eligible for group health insurance benefits through a new employer within twelve (12) months after the Retirement Date.

(c)                                  Amendment of Option Grants.  You and the Company hereby amend your Option Grants (the “Option Amendments”) to provide:  (i) that the term during which you may exercise any vested shares subject to the Option Grants is extended up to (but no later than) the earlier to occur of (x) the later to occur of December 31, 2008 and the date you cease to be a member of the Board, and (y) the applicable term of such Option Grants; and (ii) that your Option Grants will continue to vest on the same monthly vesting schedules in effect as of the Retirement Date, until the earlier to occur of the date the Option Grants cease to be exerciseable and seventeen (17) months after the Retirement Date (to the extent not fully vested) and vesting will cease on such date, provided that, all such vesting will cease earlier in the event that you materially breach this Agreement or the Proprietary Information Agreement at any time.  As a result of the Option Amendments, if the Option Grants are incentive stock options, the Option Grants will lose possibly favorable incentive stock option treatment, and the Option Grants will be taxed as a nonstatutory stock option upon exercise.  Accordingly, as a condition to your exercise of any such vested shares, you hereby agree to arrange for the payment of all applicable federal and state income and employment taxes that the Company is required to withhold as a result of such exercise, and no shares of the Company’s common stock will be issued to you in respect of your exercise of the Option Grants unless and until you satisfy such tax withholding obligations.  You hereby acknowledge that the Company is not providing tax advice to you and that you have been advised by the Company to seek independent tax advice with respect to the exercise and modification of the Option Grants and any other compensation and benefits that you are receiving under this Agreement.

(d)                                  Application of Section 409A of the Internal Revenue Code.  In the event that the Company determines that any payments or benefits provided hereunder (including but not limited to payments or benefits pursuant to this Section 4), fail to satisfy the distribution requirement of Section 409A(a)(2)(A) of the Internal Revenue Code of 1986, as amended (the “Code”) as a result of Section 409A(a)(2)(B)(i) of the Code, then such payments or benefits shall not be made pursuant to the schedules provided herein and instead the payments or benefits shall be accelerated, delayed or otherwise restructured, as determined by the Company, to the minimum extent necessary so that such payments or benefits are not subject to the provisions of Section 409A(a)(1) of the Code.  The Company may attach conditions to or adjust the amounts paid pursuant to this Section 4(d) to preserve, as closely as possible, the economic consequences that would have applied in the absence of this Section 4(d); provided, however, that no such condition or adjustment shall result in the payments or benefits being subject to Section 409A(a)(1) of the Code.

(e)                                  Forfeiture of Severance Benefits.  The Company’s obligation to provide the Severance Benefits, or to continue to provide Severance Benefits, will cease in full immediately in the event that, at any time, you materially breach this Agreement or the Proprietary Information Agreement.  By way of example, but not limitation, if you solicit any Company employees in violation of Section 9 hereof, the Company will not provide any Severance Benefits (or continue to provide the Severance Benefits).

5.                                      Other Compensation or Benefits.  You acknowledge that, except as provided in this Agreement, you have not earned and will not receive any compensation, including without limitation salary, bonus, incentive compensation, or severance, or any benefits before or after the Retirement Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account) or any vested shares subject to the Option Grants.  By way of example, but not limitation, you hereby represent and warrant that you have not earned and are not owed any bonus compensation that has not already been paid to you.  The foregoing notwithstanding, you shall be entitled to a bonus under the Company’s 2007 management bonus plan in an amount to be determined by the Compensation Committee of the Board of Directors in its sole discretion.

6.                                      Expense Reimbursements.  You agree that, on or before the Retirement Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Retirement Date, if any, for which you seek reimbursement.  The Company will reimburse you for these expenses pursuant to its regular business practice.

7.                                      Return of Company Property.  On the Retirement Date, or earlier if requested by the Board, you shall return to the Company all Company documents (and all copies thereof) and other Company property that you have in your possession or control (excluding any documents or materials provided to you in your position as a Director on the Board), including, but not limited to, operational and financial information and reports, sales reports, sales and marketing information, client information, Company products, samples, equipment, files, notes, correspondence, memoranda, email, computer-recorded information, electronic information, drawings, records, compilations of data, plans, forecasts, research and development information, personnel information, product and manufacturing information, specifications, tangible property (including, but not limited to, computers, PDAs, and cellular phones), credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part).  You agree that you will make a diligent search to locate any such documents, property and information on the Retirement Date.  In addition, if you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any

Company confidential or proprietary data, materials or information, then on or before the Retirement Date you shall provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems without retaining any copy or reproduction; and you shall provide the Company access to your system as requested to verify that the necessary copying and/or deletion is done.  Your timely compliance with the terms of this paragraph will be a condition of your receipt of the Severance Benefits.

8.                                      Proprietary Information Obligations.  You hereby acknowledge and reaffirm your continuing obligations under your Proprietary and Confidential Information and Inventions Agreement (the “Proprietary Information Agreement”), a copy of which is attached hereto as Exhibit B.

9.                                      Nonsolicitation of Employees.  During the Transition Period and for one (1) year after the Retirement Date, you will not, directly or indirectly, induce, encourage, solicit, recruit, attempt to solicit or cause to be solicited or recruited, any employee or contractor of the Company (or any subsidiaries or affiliates) to leave his or her employment, terminate his or her work, or refrain from providing services to the Company, or any of its subsidiaries or affiliates.

10.                               Disclosure.  You hereby acknowledge and agree that this Agreement and a description of the terms set forth herein will be filed by the Company with the Securities and Exchange Commission due to the Company’s obligations as a reporting company under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, and consequently shall be publicly available once filed.

11.                               Nondisparagement.  You agree not to disparage the Company or the Company’s current and former officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; and the Company (through its officers and directors) agrees not to disparage you in any manner likely to be harmful to you or your business or personal reputation; provided that the parties may respond accurately and fully to any request for information if required by legal process.

12.                               Cooperation.  You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company.  Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions and trial testimony.  The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding forgone wages, salary, or other compensation) and will make reasonable efforts to accommodate your scheduling needs.  In addition, you agree to execute all documents (if any) necessary to carry out the terms of this Agreement.

13.                               No Admissions.  The promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by either party to the other party, and neither party makes any such admission.

14.                               No Voluntary Adverse Action.  You agree that you will not voluntarily assist any person in preparing, bringing, or pursuing any litigation, arbitration, administrative claim or other formal proceeding against the Company, its parents, subsidiaries, affiliates, officers, directors, employees or agents, unless pursuant to subpoena or other compulsion of law.

15.                               Release of Claims.  In exchange for consideration provided to you by this Agreement that you are not otherwise entitled to receive, you hereby generally and completely release the Company and its current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date that you sign this Agreement.  This general release includes, but is not limited to:  (a) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (b) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing (including but not limited to claims arising from or based on the Employment Agreement); (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act (as amended) (“ADEA”), the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended).  You represent that you have no lawsuits, claims or actions pending in your name, or on behalf of any other person or entity, against the Company or any other person or entity subject to the release granted in this paragraph.  Notwithstanding the foregoing, you are not hereby releasing the Company from any obligation undertaken in this Agreement; or any obligation the Company may otherwise have to indemnify you for your acts within the course and scope of your employment with the Company, pursuant to the articles and bylaws of the Company, any fully executed written agreement with the Company, or applicable law.

16.                               ADEA Waiver.  You hereby acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA and that the consideration given for the waiver and release in the preceding paragraph is in addition to anything of value to which you were already entitled.  You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) your waiver and release do not apply to any rights or claims that may arise after the date that you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement (although you may decide voluntarily not to do so); (c) you have twenty-one (21) days within which to consider this Agreement (although you may choose voluntarily to sign this Agreement earlier); (d) you have seven (7) days following your signing of this Agreement to revoke this Agreement (in a written revocation received by the Chief Financial Officer of the Company); and (e) this Agreement will not be effective until the eighth day after this Agreement has been signed both by you and by a duly authorized officer of the Company, provided that you do not revoke it (the “Effective Date”).

17.                               Section 1542 Waiver.  In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect, including but not limited to your release of any unknown or unsuspected claims herein.

18.                               Dispute Resolution.  To aid in the rapid and economical resolution of any disputes which may arise under this Agreement, you and the Company agree that any and all claims, disputes or controversies of any nature whatsoever arising from or regarding the interpretation, performance, negotiation, execution, enforcement or breach of this Agreement, your employment relationship, or the termination of your employment, will be resolved by confidential, final and binding arbitration conducted before a single arbitrator with JAMS, Inc. (“JAMS”) in San Francisco, California under JAMS’ then-applicable arbitration rules.  The parties acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute through a trial by jury, judge or administrative proceeding.  You will have the right to be represented by legal counsel at any arbitration proceeding.  The arbitrator shall:  (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based.  The Company shall bear the JAMS arbitration fees and administrative costs.  Nothing in this Agreement shall prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.  The parties agree that the arbitrator shall award reasonable attorneys fees and costs to the prevailing party in any action brought hereunder, and the arbitrator shall have discretion to determine the prevailing party in an arbitration where multiple claims may be at issue.

19.                               General.  This Agreement, including Exhibits A and B, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations, including but not limited to the Employment Agreement.  This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized member of the Board.  This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question shall be deemed modified so as to be rendered enforceable consistent with the intent of the parties insofar as possible under applicable law.  This Agreement will be governed by the laws of the State of California without regard to conflicts of law principles.  Any ambiguity in this Agreement shall not be construed against either party as the drafter.  Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing in order to be effective and shall not be deemed to be a waiver of any successive breach or rights hereunder.  This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile signatures shall be equivalent to original signatures.

If this Agreement is acceptable to you, please sign below and return the original to me within twenty-one (21) days after your receipt of this Agreement.  The offer contained in this Agreement will automatically expire if we do not receive the fully executed Agreement from you by that date.  Do not sign the Retirement Date Release attached as Exhibit A until the Retirement Date.

We look forward to continuing to work with you during the Transition Period, and we wish you the best in your future endeavors.

Sincerely,

DITECH NETWORKS, INC.

By:	/s/ William J. Tamblyn
William J. Tamblyn
Chief Financial Officer

UNDERSTOOD AND AGREED:

/s/ Timothy K. Montgomery
Timothy K. Montgomery

May 8, 2007
Date

Attachments:

Exhibit A –  Retirement Date Release

Exhibit B – Proprietary and Confidential Information and Inventions Agreement

EXHIBIT A

RETIREMENT DATE RELEASE
(To be signed on or within twenty-one (21) days after the Retirement Date.)

In exchange for the Severance Benefits and other consideration to be provided to me by Ditech Networks, Inc. (the “Company”) pursuant to the transition and retirement agreement between me and the Company dated May     , 2007 (the “Agreement”), I hereby provide the following Retirement Date Release (the “Release”).

I hereby generally and completely release the Company, its parent, and its and their directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, arising out of or in any way related to events, acts, conduct, or omissions occurring at any time prior to or on the date that I sign this Release.  This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership or equity interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing (including but not limited to claims arising under or based on the Agreement or the Employment Agreement); (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act (as amended) (“ADEA”), the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended).  Notwithstanding the foregoing, I am not releasing the Company hereby from any obligation to indemnify me pursuant to any written agreement, the Company’s articles or by-laws, or applicable law.  I represent that I have no lawsuits, claims or actions pending in my name, or on behalf of any other person or entity, against the Company or any other person or entity subject to the release granted in this paragraph.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, and that the consideration given for the waiver and release in the preceding paragraph is in addition to anything of value to which I am already entitled.  I further acknowledge that I have been advised by this writing that:  (1) my waiver and release do not apply to any rights or claims that may arise after the date I sign this Release; (2) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (3) I have twenty-one (21) days to consider this Release (although I may choose voluntarily to sign it earlier); (4) I have seven (7) days following the date I sign this Release to revoke it by providing written notice of revocation to the Chief Financial Officer of the Company; and (5) this Release will not be effective until the date upon which the revocation period has expired, which will be the eighth calendar day after the date I sign it, provided that I do not revoke it (the “Effective Date of the Retirement Date Release”).

I UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.  I acknowledge that I have read and understand Section

1542 of the California Civil Code which reads as follows:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”  I hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to my release of claims herein, including but not limited to the release of unknown and unsuspected claims.

I hereby represent that I have been paid all compensation owed and for all hours worked, I have received all the leave and leave benefits and protections for which I am eligible, pursuant to the federal Family and Medical Leave Act, the California Family Rights Act, or otherwise, and I have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim.

By:
Timothy K. Montgomery

Date:

EXHIBIT B
PROPRIETARY AND CONFIDENTIAL INFORMATION AND INVENTIONS
AGREEMENT